Exhibit 99.1

To:	Directors and Section 16 officers of Clearwater Paper Corporation (the “Company”), and the Securities and Exchange Commission (the “SEC”)
From:	Marc Rome, Associate General Counsel and Corporate Secretary
Date:	November 6, 2024
Re:	Notice of Blackout Period – Stock Trading Restrictions (As Required by Rule 104 Under SEC Regulation Blackout Trading Restriction)
As you are aware, the Company previously announced the completion of the acquisition by Sofidel America Corp. (“Sofidel”) of the Company’s consumer products division (tissue business) through the acquisition of certain wholly owned subsidiaries and certain assets of the Company (the “Transaction”). This notice is intended to alert you to prohibitions on your trading in the Company’s common stock, par value $0.0001 per share (together with any derivative security thereof including options, “CLW Stock”) during a “blackout period” that will be imposed in connection with the completion of the Transaction.
These trading prohibitions are imposed on the Company’s directors and executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) by Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC Regulation Blackout Trading Restriction (“BTR”) because the transactions by certain participants in the Clearwater Paper 401(k) Plan and the Clearwater Paper Represented 401(k) Plan (collectively, the “Plan”) will be restricted in order to accommodate the liquidation of their Plan account balances, including CLW Stock, and their related group rollover to the Sofidel Retirement Plan.
During the blackout period, whether or not you participate in the Plan or are impacted by the group rollover, pursuant to SOX Section 306(a) and Regulation BTR, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any CLW Stock that was acquired in connection with your service or employment as a director or Section 16 Officer of the Company. This trading prohibition includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations, or trusts in which you have a pecuniary interest).
The blackout period is currently expected to begin at 4:00 p.m., Eastern time, on December 6, 2024 and end on or about December 13, 2024.
There are limited exceptions to SOX Section 306(a) and Regulation BTR for certain transactions in CLW Stock, including bona fide gifts, transactions involving CLW Stock that were not acquired in connection with your service or employment as the Company’s director or Section 16 Officer (which you must be able to prove), scheduled deliveries of CLW Stock pursuant to outstanding equity award grants, and other non-discretionary transactions, including transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that you did not enter into or modify such 10b5-1 plan during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction. Because these exemptions are narrow, please contact me before engaging in any transactions involving CLW Stock during the blackout period.
Please note that the trading prohibitions implemented because of the blackout period are in addition to other trading restrictions under the Company’s Insider Trading Policy.
Before and during the blackout period and for a period of two years after the end date thereof, inquiries concerning the blackout period, including the beginning and ending dates of the blackout period, may be directed without charge to:
Clearwater Paper Corporation 601 West Riverside, Suite 1100 Spokane, WA, 99201 Attention: Marc Rome, Associate General Counsel and Corporate Secretary Telephone: (509) 344-5900
Thank you for your attention to this matter.